PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Charles G. Urtin,
President / CEO
Telephone:  724-863-3100
www.irwinbank.com
-----------------

                                IBT Bancorp, Inc.
                       Announces Operating Results for the
                Fourth Quarter and Year Ended December 31, 2006

Irwin, Pennsylvania, February 6, 2007: IBT Bancorp, Inc., (the "Company"), (AMEX: IRW) the holding company of Irwin Bank & Trust Company, today announced its results of operations for the three months and year ended December 31, 2006. The Company's net income for the three months ended December 31, 2006 decreased $82,000 to $1,809,000 or $ .30 per diluted earnings per share, from $1,891,000, or $ .32 per diluted earnings per share, (adjusted for the effects of a 100% stock dividend paid on November 16, 2006) for the comparable 2005 quarter. Net income for the year ended December 31, 2006 decreased $123,000 to $8,456,000, or $ 1.42 per diluted earnings per share, from $8,579,000 or $1.44 per diluted earnings per share, (adjusted for the effects of a 100% stock dividend paid November 16, 2006) for the comparable 2005 period.

President and CEO, Charles G. Urtin, stated "The inverted yield curve and significant increases in health care costs contributed to the decrease in net income for the quarter and for the year. The inverted yield curve, which pays higher interest rates for short-term instruments than for longer-term instruments, has made it difficult to lend profitably and has eaten into our net interest income. Employee benefit costs increased to $2.5 million for 2006 from $1.8 million for 2005 due to rapidly increasing health care costs. Despite these near-term challenges, we continue to manage the Company for the long-term. I am pleased to report that we have continued to grow the Company and maintained the dividend."

Total assets of the Company increased $55,811,000 to $740,962,000 at December 31, 2006 as compared to $685,151,000 at December 31, 2005. Total loans reached $467,721,000 at December 31, 2006 from $442,225,000 at December 31, 2005, an
increase  of  $25,495,000  or  5.8%.   Investments   increased   $25,256,000  to
$221,249,000  at December 31, 2006 as compared to  $195,993,000  at December 31,
2005, an increase of 12.9%. Total deposits reached $572,472,000 at December 31, 2006 as compared to total deposits of $520,486,000 at December 31, 2005. The increase in deposits was primarily the result of the growth in certificates of deposit, which increased $57,820,000, or 23.0% over the prior year. Securities sold to repurchase, which secure our sweep accounts, grew to $27,417,000 at December 31, 2006, an increase of $8,974,000 or 49% compared to balances outstanding at December 31, 2005. Outstanding advances at the Federal Home Loan Bank of Pittsburgh at December 31, 2006 were $72,410,000 compared to $68,651,000 at December 31, 2005.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Irwin Bank & Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, two loan centers, three supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny and a trust office in Greensburg Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW".


IBT Bancorp, Inc.
Selected Financial Data

(Dollars in Thousands, except per share data)
                                                   December 31,    December 31,
                                                       2006            2005
                                                   ------------    -------------

Total Assets                                         $ 740,962         $ 685,151
Securities available for sale                          221,249           195,993
Federal Home Loan Bank Stock, at cost                    5,197             5,470
Total loans, net                                       467,721           442,225
Total liabilities                                      678,381           624,070
Interest bearing deposits                              486,918           436,639
Non-interest bearing deposits                           85,554            83,847
FHLB Advances                                           72,410            68,651
Shareholder's equity                                    62,581            61,081

                                      Three Months Ended        Year Ended
                                    ----------------------  -----------------
                                                     December 31,
                                        -------------------------------------
                                          2006      2005      2006      2005
                                        -------   -------   -------   -------

Interest Income                         $10,744   $ 9,202   $40,393   $35,771
Interest Expense                          5,257     3,759    18,514    13,682
                                        -------   -------   -------   -------
Net Interest Income                       5,487     5,443    21,879    22,089

Provision for loan losses                   300       300     1,500     1,200
                                        -------   -------   -------   -------
Net interest income after provision
            for loan losses               5,187     5,143    20,379    20,889
Non Interest Income                       1,706     1,594     7,349     6,635
Non Interest Expense                      4,701     4,278    17,232    16,187
                                        -------   -------   -------   -------
Income before income taxes                2,192     2,459    10,496    11,337
Income tax expense                          383       568     2,040     2,758
                                        -------   -------   -------   -------
Net Income                              $ 1,809   $ 1,891   $ 8,456   $ 8,579
                                        =======   =======   =======   =======

Per share data: (1)
Basic earnings per share                $  0.30   $  0.32   $  1.43   $  1.45
Diluted earnings per share              $  0.30   $  0.32   $  1.42   $  1.44
Dividends per share                     $  0.25   $  0.23   $  1.00   $  0.92

Selected Ratios (annualized)
Return on Average Assets                   0.98%     1.11%     1.18%     1.26%
Return on Average Equity                  11.59%    12.30%    13.74%    14.08%
Net Interest Spread                        2.58%     2.89%     2.72%     3.02%
Net Interest Margin                        3.16%     3.37%     3.24%     3.45%



Additional per share data: (1)                       December 31,   December 31,
                                                         2006          2005
                                                     -----------    ------------

Shares outstanding                                     5,882,640      5,910,910
Book value per share                                 $     10.64    $     10.33


(1)  Adjusted for the effects of a 100% stock dividend paid November 16, 2006